Exhibit 99.1

News Release Contact: Investor Relations (281) 776-7575 ir@tailoredbrands.com Julie MacMedan, VP, Investor Relations Tailored Brands, Inc.

For Immediate Release

TAILORED BRANDS APPOINTS SUE GOVE

TO BOARD OF DIRECTORS

FREMONT, CA — August 30, 2017 — Tailored Brands, Inc. (NYSE: TLRD) today announced the appointment of Sue Gove as an additional member to the Board of Directors. Ms. Gove will join the Company’s audit committee.

“Sue is a highly accomplished executive who has held CEO, COO and CFO roles at major publicly traded retail companies and brings significant board experience to Tailored Brands,” said Tailored Brands Chairman of the Board Dinesh Lahti.  “Sue has deep experience across all facets of retail and is known for leading successful turnarounds and driving market share growth.  We look forward to benefitting from her insights as we execute our growth strategy and maximize value for our shareholders.”

Ms. Gove has more than 30 years of retail experience.  Since 2014, she has provided boards with strategic planning and advisory services, including acting as Interim CEO in turnaround and special situations.  From 2012 to 2014, Ms. Gove was President and CEO of Golfsmith International where she led market share growth in the U.S. and Canada, improved profitability and led the Golfsmith-Golf Town merger.  Ms. Gove spent 25 years at Zale Corporation, where she served in senior financial, operating and strategic roles, culiminating in the EVP and Chief Operating Officer role.

She currently serves on the boards of AutoZone Inc., Iconix Brand Group, Inc. and Logitech International and previously served on the boards of GolfSmith and Zale Corporation.

Tailored Brands, Inc. is a leading authority on helping men dress for work, special occasions and everyday life.  We serve our customers through an expansive omni-channel network that includes over 1,600 locations in the U.S. and Canada as well as our branded e-commerce websites.  Our brands include Men’s Wearhouse, Jos. A. Bank, Joseph Abboud, Moores Clothing for Men and K&G.  We also operate an international corporate apparel and workwear group consisting of Dimensions, Alexandra and Yaffy in the United Kingdom and Twin Hill in the United States.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com, www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.mwcleaners.com, www.dimensions.co.uk, www.alexandra.co.uk and www.twinhill.com.

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